Exhibit 23.1.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Intercardia, Inc. on Form S-8 (File No. 333-12923) of our report dated October 24, 1997, except as to the information presented in Note M, for which the date is November 5, 1997, on our audits of the consolidated financial statements of Intercardia, Inc. as of September 30, 1997 and September 30, 1996 and for each of the three years in the period ended September 30, 1997, which report is included in this Registration Statement on Form S-4 of Intercardia, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.



                                        /s/ COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
April 6, 1998

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